EXHIBIT 21

Subsidiaries of HomeStreet, Inc.

Subsidiary	Jurisdiction of Incorporation or Organization
HomeStreet Bank	WA
HomeStreet Statutory Trust I	DE
HomeStreet Statutory Trust II	DE
HomeStreet Statutory Trust III	DE
HomeStreet Statutory Trust IV	DE
YNB Statutory Trust I	CT
HomeStreet Capital Corporation	WA

Subsidiaries of HomeStreet Bank

Subsidiary	Jurisdiction of Incorporation or Organization
HomeStreet Reinsurance, Ltd.	Turks & Caicos Islands
Continental Escrow Company	WA
HomeStreet/WMS, Inc.	WA
Union Street Holdings, LLC	WA
HS Cascadia Holdings, LLC	WA